                                                                                Exhibit 10.8
December 21, 2007

Ms. Sandra B. Robinson
7029 Benjamin St.
McLean, VA  22101

Dear Sandi:

    This amended and restated letter agreement (“Agreement”) amends and restates the letter agreement dated November 12, 2007 between Sandra B. Robinson and Harman International Industries, Incorporated.

    This Agreement will serve as acknowledgement of your resignation as an officer of Harman International Industries, Inc. and its subsidiaries (collectively, the “Company”) and our agreement concerning your status at the Company and your separation from employment.

1.   Resignation from Officer Position; Employment Continuation and Termination

    You have resigned your position as Vice President – Financial Operations and Chief Accounting Officer of the Company, effective as of November 12, 2007.  Between November 12, 2007 and May 15, 2008, you shall continue as an employee and your duties will be limited to transitioning your job responsibilities and you will report directly and exclusively to the Chief Financial Officer of the Company.  From November 12, 2007 through December 31, 2007, you will be a full-time, non-officer employee of the Company and shall be paid at your current annualized rate.  From January 1, 2008 through May 15, 2008 (the “Termination Date”), you will be a part-time employee, and you shall work each week for the Company no more than twenty (20) hours and need report to the Company’s offices on no more than two (2) days; provided, however, that your average hours worked will not decrease below 20% of your average hours worked for the three years prior to 2008.  During the period of part-time employment, you will be paid at the annualized rate of $165,000.  Through the Termination Date, you shall remain eligible to participate in all Company-sponsored employee benefit plans and programs (including the car allowance) at your current level of participation, and any options you have under a Company option plan shall continue to vest as if you remained a full-time employee.

2.    Effect of Employment Termination

    No later than ten (10) days after the Termination Date, the Company shall pay you a lump sum payment for all unused vacation and sick leave accrued as of the Termination Date.  Following the Termination Date, you will not accrue any vacation or sick leave, and you will not be eligible to participate in any Company benefit plan, including the supplemental life and disability insurance benefit.

    You shall be reimbursed for all business expenses incurred through the Termination Date that are documented and submitted according to Company policy.  The Company shall reimburse you promptly consistent with current procedures and in any event not later than the last day of the calendar year in which the expenses are incurred.

    Your election to defer compensation into the Company 401(k) Plan will terminate on the Termination Date.  You are 100% vested in the Company employee match and profit-sharing contributions, and 100% vested in all other contributions to your 401(k) account.  No distribution need be made from the account until age 70 ½.

    Your election to defer compensation into the Company deferred compensation plan will terminate on the Termination Date.  You will receive termination benefit payouts of your deferred compensation account balance per your irrevocable election(s), commencing ninety (90) days after the Termination Date.

    You are fully vested in your retirement benefit under the Company’s Supplemental Executive Retirement Plan (SERP).  You will begin receiving bi-weekly payments of $7,623.08 the first month following your attainment of age fifty-five (55).  If you die prior to age 55 or while “in-pay” status but prior to receiving the equivalent of 120 months of benefit payments, such payments will continue to your beneficiary in the same amount and payment schedule until an aggregate of 120 months of payments have been made.

3.    Release of Claims and Post-Employment Benefits

      Provided that you execute the Agreement and Release (“Release”)in the form set forth in Attachment A to this Agreement within thirty (30) calendar days of the Termination Date and do not revoke it as provided therein, the Company shall provide you with the following:

    A.    Severance.  Severance pay in the amount of $919,800 as salary continuation, payable over a period of twenty-four (24) months in equal bi-weekly installments, less deductions as required by law or authorized by you, the first installment to be paid on the first regular payroll date of the Company after the Effective Date of the Release, and the last installment when the entire amount is paid.  If on the due date for any salary continuation severance payment the Company has not received all of the items required pursuant to Section 9 of the Release, such payment will be delayed until such items are returned but in no event past December 31, 2008. If the Effective Date of the Release has not occurred on or prior to December 31 of the calendar year, any payment that would have been paid if the Effective Date of the Release occurred on the 40th date after termination of employment shall be forfeited.

    B.    Bonus.  A bonus in the amount of $115,000 with respect to the 2008 fiscal year, payable during 2008 on September 30, 2008 or when bonuses are paid to Company executives pursuant to the Company’s bonus policy, whichever is earlier.  You shall not be eligible for an MIC or other bonus for any fiscal year after 2008.

    C.    Stock Options.  Subject to approval by the Company’s board of directors or appropriate committee thereof, the Company shall extend to ninety (90) days following the Termination Date the time period in which you may exercise, in accordance with the terms of the Harman International 1992 Incentive Plan, the Harman International 2002 Option and Incentive Plan or any other Company option plan, as applicable, your stock options that are vested as of the Termination Date.  The Company shall, at the first opportunity, recommend such approval to the board of directors (or appropriate committee thereof).

    D.    COBRA Benefits.  As required by law, COBRA benefits will be offered to provide you with the same health benefits that you were entitled to receive immediately prior to the Termination Date, and you will then, to the extent (i) permitted by law and (ii) not inconsistent with the terms of the relevant employee health benefit plan, be permitted to continue coverage for eighteen (18) months following the Termination Date, under such plans as you desire.  If you elect to continue health care continuation coverage under COBRA, subject to the last sentence of Section 3.A, above, the Company shall pay for the cost of such coverage during the period in which you are entitled to COBRA benefits, provided that the Company may make any generally-applicable changes in such benefit plans it deems appropriate.  The Company’s Human Resources Department will provide you with information regarding your rights under COBRA.

    E.    Laptop Computer.  You shall be permitted to retain the Company laptop computer issued to you, provided that you first allow the Company to remove any Company information from it.

    F.           Company Release.  If at any time prior to the Termination Date in connection with the termination of any senior Company employee with management or supervision responsibility with respect to accounting or financial operations of the Company, the Company provides or otherwise agrees to provide a release or other discharge of claims arising from such responsibility for the benefit of any such employee, then the Company shall promptly execute and deliver to you the release of claims in your favor in the form attached hereto as Attachment B in further consideration of your agreements and obligations set forth in this Agreement and in the Release.

    4.    Section 409A

    With respect to payments under this Agreement, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments, and your Termination Date will be treated as your separation from service.  Notwithstanding any provision of this Agreement to the contrary, if at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided, subject to the last sentence of Section 3.A, above.

    To the extent that there is a material risk that any payments under this Agreement or any equity grant may result in the imposition of an additional tax to you under Section 409A, the Company will reasonably cooperate with you to amend this Agreement and related documents such that such documents and payments thereunder comply with Section 409A without materially changing the economic value of this Agreement or the arrangements hereunder to either party.

    5.    Other Provisions

        Indemnification.  With respect to your service as an officer and as an employee of the Company through the Termination Date, the Company hereby: (a) shall indemnify and hold you harmless (including advancement of reasonable legal fees) to the maximum extent permitted by applicable law (for claims based on any action or omission by you through the Termination Date, whether such claim arises or is brought before or after the Termination Date), both during your employment and after the Termination Date; (b) shall indemnify and hold you harmless (including advancement of legal fees) with respect to the remainder of your employment on the same terms and conditions as your indemnification while you served as an officer of the Company; (c) agrees that (subject to subsection (d) below) you will remain a beneficiary of or, if by such policy’s terms you are not a beneficiary, you will receive the same benefits as a beneficiary of the Company’s directors and officers or fiduciary liability policy on terms as least as favorable as currently in effect with respect to all periods of your employment; and (d) agrees that, if the Company changes the indemnification of directors and officers or any fiduciary liability policy provided to its officers and/or directors, you will receive the benefit from all such changes unless any such changes are less favorable than your current indemnification and directors and officers coverage; provided, however, in each such instance that you have agreed to joint representation by counsel for the Company until such time as a conflict of interest arises between you and the Company that precludes such joint representation.

        No Mitigation; No Offset.  You shall not be required to mitigate any obligations of the Company under this Agreement by seeking other employment.  The payments due to you under this Agreement shall not be subject to offset by any remuneration received from a subsequent employer.  There shall be no offset against amounts or benefits due you under this Agreement or otherwise on account of any claim the Company may have against you.

        Announcements.  Any public announcement or disclosure with respect to your status with and separation from the Company (including any filings or submissions to the Securities and Exchange Commission) shall state that you have voluntarily resigned your position and shall be subject to your prior review, except to the extent required under applicable law.

        Attorneys Fees.  The Company will pay your reasonable legal fees and disbursements, up to $50,000, relating to the negotiation and documentation of this Agreement, the Release and your separation arrangements, promptly upon presentation of invoices therefor and, to the extent such amount would be taxable to you, pay you an additional amount at such time so that you will have no after tax cost; provided however, that any such reimbursement will be made not later than the last day of the calendar year in which the expenses are incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

        Counterparts.  This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one agreement, with the same force and effect as if all signatures had been made on one document.

    All parties represent that they have read this Agreement and fully understand all of its terms; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights they may have and sign this Agreement with full knowledge of all such rights.  All parties further represent that they have had the opportunity to thoroughly discuss all aspects of this Agreement with its or her respective legal counsel.

    If the foregoing terms are completely satisfactory to you, please countersign the enclosed copy of this Agreement in the space provided and return the same to me at your earliest convenience, whereupon a binding contract will be formed.  The date indicated and your signature below acknowledge your review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Agreement, including Attachment A.

    IN WITNESS WHEREOF, the aforementioned parties, intending to be legally bound hereby, have executed this Agreement.

HARMAN INTERNATIONAL INDUSTRIES, INC.

By:     /s/ Edwin Summers                                                       December 21, 2007
Edwin Summers, Vice President and General Counsel                   Date

Foregoing read, understood and agreed to:

/s/ Sandra B. Robinson                                                             December 21, 2007
Sandra B. Robinson                                                                           Date

                  ATTACHMENT A

AGREEMENT AND RELEASE (“Release”)

In consideration of the agreement by Harman International Industries, Inc. (the “Company” or “Employer”) to provide the benefits described in Section 3 of the letter agreement between me and the Company dated November 12, 2007 (the “Agreement”) and in consideration for the Company’s other promises in the Agreement and herein, I agree as follows:

1.         Release of Known and Unknown Claims by Me.

a)
I hereby release and forever discharge the Company and each of its associates, owners, stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, representatives, and insurers (collectively, the “Company Releasees”) of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which I now have or may have against the Company or any Company Releasee to the extent acting by, through, under or in concert with the Company, by reason of any matter, cause or thing whatsoever from the beginning of time to the Effective Date.  The claims released herein include, without limitation, claims arising out of, based upon, or relating to the hire, employment, remuneration or termination of my employment and any claims constituting, arising out of, based upon, or relating to any tort theory, any express or implied contract, Title VII of the Civil Rights Act of 1964, the Civil Rights of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (29 U.S.C. §§621 et seq.), the Equal Pay Act, the Fair Labor Standards Act,  the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, and any other local, state or federal law governing the employment relationship.  Notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that I may have:  (i) under the Agreement, this Release, or the Company Release (if any); (ii) as a stockholder in the Company; or (iii) that may not be released or waived as a matter of law.

b)
I expressly acknowledge, agree and recite that (i) the release and waiver set forth in subsection 1(a) above are written in a manner I understand; (ii) in executing this Release, I am not waiving rights or claims that may arise after the date that this Release becomes effective; (iii) I am waiving rights or claims only in exchange for consideration in addition to anything to which I am otherwise entitled; (iv) I have entered into and executed this Release knowingly and voluntarily; (v) I have read and understand this Release in its entirety; and (vi) I have not been forced to sign this Release by any employee or agent of Employer.

c)
I represent and warrant that there has been no assignment or other transfer of any interest in any claims released hereunder, and I agree to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, reasonable costs, reasonable expenses and reasonable attorney’s fees incurred by the Company Releasees as a result of any person asserting any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Company Releasees against me under this indemnity.

d)
I agree that, except for claims made to or brought by the Equal Employment Opportunity Commission (“EEOC”), if I hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner assert against the Company Releasees any of the claims released hereunder, I shall pay to the Company Releasees in addition to any other damages caused to the Company Releasees thereby, all reasonable attorneys fees incurred by the Company Releasees in defending or otherwise responding to said suit or claim.

e)	It is my intention that my execution of this Release will forever bar every claim, demand, cause of action, charge and grievance released above.

2.
Assumption of Risk. Each of the parties fully understands that if any fact with respect to any matter covered by this Release is found hereafter to be other than, or different from, the facts now believed by any of the parties to be true, each of the parties expressly accepts and assumes the risk of such possible difference in fact and agrees that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

3.
No Pending Actions.  I represent that I do not presently have on file any complaint, charge or claim (civil, administrative or criminal) against the Company in any court or administrative forum, or before any governmental agency or entity.  I represent that I will not hereafter file any complaints, charges or claims (civil, administrative or criminal) against the Company with any administrative, state, federal or other governmental entity, agency, board or court (except the EEOC) with respect to the claims released in Section 1 above.

4.
Proprietary and Privileged Information.  I agree and acknowledge that during the course of my employment with Company, I received confidential and/or proprietary information relating to, without limitation, Company and its subsidiaries’ and affiliates’ business and marketing strategies, finances, benefit plans, systems, products and employees.  I agree on the date upon which I sign this Release to return to the Company any and all documents, papers and material (including any of the same stored on electronic media such as diskettes or tapes) containing such confidential and/or proprietary information which has not theretofore been returned to the Company.  I further agree that, following my signing of this Release and for so long thereafter as such information is not in the public domain through no fault of mine, I will not use or disclose any such confidential and/or proprietary information, either directly or indirectly, to or for the benefit of any other person, firm or corporation.  The provisions of this Section 4 supplement, but do not replace, my legal and other contractual obligations (if any) relating to confidential Company information.

5.
No Admission of Liability.  I understand and agree that neither the execution of this Release nor the performance of any term hereof shall constitute or be construed as an admission of any liability whatsoever by either the Company or me, as both the Company and I have consistently taken the position that it/I have no liability whatsoever to the other.

6.
Confidentiality.  The terms and conditions of this Release shall be kept confidential by the Company as well as by me; provided, that it shall not be a breach of this Release for me to present this Release under seal to any court called upon to enforce it, and, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential, it also shall not be a breach of this Release for me to disclose any part of this Release or the information contained herein to a member of my immediate family or to my legal counsel or tax or financial advisor(s); provided further, that it shall not be a breach of this Release for me to comply with a valid court order or subpoena requiring the disclosure of any information about this Release, or as otherwise required by law.

7.
Arbitration.  The parties hereby agree to submit any claim or dispute arising out of the terms of the Agreement or this Release or the Company Release (as defined in the Agreement and if any) to private and confidential arbitration by a single neutral arbitrator.  Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the then current Rules of the American Arbitration Association (“AAA”) and shall be conducted in Washington, D.C., or such other location upon which Company and I agree.  The arbitrator shall be appointed by agreement of the Company and me or, if no agreement can be reached within two weeks of the matter’s first submission to the AAA, by the AAA pursuant to its Rules.  The decision of the arbitrator shall be final and binding on the Company and me, and judgment thereon may be entered in any court having jurisdiction.  All costs of the arbitration proceeding, including reasonable attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules.  This arbitration procedure is intended to be the exclusive method of resolving any claim for breach of the Agreement or this Release or the Company Release; provided, however, that nothing in this Section 7 shall prohibit either the Company or me from requesting a court of law to issue any injunction to prohibit future breaches of Section 4 or any obligation referred to in the last sentence of Section 4.  This Release, the Agreement, and the Company Release shall be governed by, and construed in accordance with, the laws of the District of Columbia (excluding the choice of law rules thereof).

8.
Attorneys’ Fees.  If the Company or I bring an action or proceeding for breach of the Agreement, this Release, or the Company Release or to enforce its or my rights hereunder or thereunder, the prevailing party shall be entitled to recover its costs and expenses, including court and/or arbitration costs and reasonable attorneys’ fees, if any, incurred in connection with such action.

9.
Return of Employer Property.  I represent that I have returned to the Company all Company products, samples, equipment, parts, inventory, manuals, technical information and other Company materials in my possession or under my control, except those with respect to which I have made arrangements with the Company to pick up or otherwise deliver to the Company and except as otherwise provided in the Agreement.  Company’s receipt of all such items which I am obligated to return is a condition of its obligation to provide me the benefits described in Section 3 of the Agreement.

10.
Construction of Agreement and Release.  The Agreement, this Release, and the Company Release shall be construed as a whole in accordance with their fair meaning and in accordance with the laws of the District of Columbia.  Neither the language of the Agreement nor that of this Release or the Company Release shall be construed for or against any particular party.  Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  The headings used herein and in the Agreement and the Company Release are for reference only and shall not affect the construction of any of them.

11.
Sole Agreement.  The Agreement, this Release, the obligations referred to in the last sentence of Section 4 above (if any), and the Company Release (if any) represent the sole and entire agreement between the parties and supersede all prior agreements, negotiations and discussions between the parties and/or their respective counsel with respect to the subject matters covered hereby.

12.
Severability.  In the event that any one or more of the provisions contained in the Agreement, this Release, and the Company Release shall, for any reason, by held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or lack of enforceability shall not affect any other provision of the Agreement or this Release or the Company Release, as the case may be, and the remaining portions shall remain in full force and effect.

13.	Amendment to Agreement.

a)
Any amendment or modification of the Agreement or this Release or the Company Release must be made in a writing signed by me and a duly authorized representative of the Company and stating the intent of both parties to amend the Agreement or the Release or the Company Release, as applicable.

b)
Notices.  All notices, requests, demands and other communications hereunder must be in writing, marked “Personal and Confidential,” and shall be deemed to have been given if delivered by hand or mailed by first class, postage and registry fees prepaid, and addressed as follows:

(1)         If to Employee:            Sandra Robinson
                      7029 Benjamin St.
                      McLean, VA 22101

(2)	If to Company:	Attn: Chief Financial Officer
Harman International Industries, Inc.
1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004

14.
Revocation; Effectiveness.  I understand that I have the right to revoke this Release within seven (7) calendar days after I sign it.  This Release will become effective and enforceable only after I have signed it and upon expiration of the seven-day revocation period with no revocation taking place (the “Effective Date”).  I understand that if I desire to revoke this Release, I must give actual, written notice of revocation to the above person at the above address before the seven-day revocation period expires.

The date indicated and my signature below acknowledge my review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Release.

IN WITNESS WHEREOF, I, intending to be legally bound hereby, have executed this Release.

Sandra B. Robinson (“Employee”, “me”, or “I”)                Date

ATTACHMENT B

AGREEMENT AND RELEASE BY COMPANY (“Company Release”)

In consideration of mutual promises in the letter agreement between Harman International Industries, Inc. (the “Company” or “Employer”) and Sandra B. Robinson (the “Employee”) dated November 12, 2007 (the “Agreement”) and those in the Release (as defined in the Agreement), the Company agrees as follows:

1.	Release of Known and Unknown Claims by the Company.

a)
The Company hereby releases and forever discharges Employee and each of her immediate family members, heirs, executors, administrators, successors, assigns, agents, and attorneys (collectively, the “Employee Releasees”) of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which Company now has or may have against the Employee or any Employee Releasee to the extent acting by, through, under or in concert with the Employee, by reason of any matter, cause or thing whatsoever from the beginning of time through the date on which the Company signs the Company Release.  The claims released herein include, without limitation, claims arising out of, based upon, or relating to the hire, employment, remuneration or termination of the Employee’s employment and any claims constituting, arising out of, based upon, or relating to any tort theory, any express or implied contract, and any local, state or federal law governing the employment relationship.  Notwithstanding anything herein to the contrary, nothing herein shall release the Employee from any claims, rights or damages that the Company may have:  (i) under the Agreement, the Release, and this Company Release; (ii) with respect to any act that is determined to be a criminal act under any federal, state or local law committed or perpetuated by the Employee during the course of her employment with the Company (including any criminal act of fraud, misappropriation of funds or embezzlement); or (iii) that may not be released or waived as a matter of law.

b)
The Company expressly acknowledges, agrees and recites that (i) the release and waiver set forth in subsection 1(a) above are written in a manner it understands; (ii) in executing this Company Release, it is not waiving rights or claims that may arise after the date on which it executes this Company Release; (iii) it is waiving rights or claims only in exchange for consideration in addition to anything to which it is otherwise entitled; (iv) it has entered into and executed this Company Release knowingly and voluntarily; (v) it has read and understands this Company Release in its entirety; and (vi) it has not been forced to sign this Company Release by Employee.

c)
The Company represents and warrants that there has been no assignment or other transfer of any interest in any claims released hereunder, and the Company agrees to indemnify and hold the Employee Releasees harmless from any liability, claims, demands, damages, reasonable costs, reasonable expenses and reasonable attorney’s fees incurred by the Employee Releasees as a result of any person asserting any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Employee Releasees against the Company under this indemnity.

d)
The Company agrees that, if the Company hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner asserts against the Employee Releasees any of the claims released hereunder, the Company shall pay to the Employee Releasees in addition to any other damages caused to the Employee Releasees thereby, all reasonable attorney fees incurred by the Employee Releasees in defending or otherwise responding to said suit or claim.

e)	It is the Company’s intention that its execution of this Company Release will forever bar every claim, demand, cause of action, charge and grievance released above.

2.
Assumption of Risk. Each of the parties fully understands that if any fact with respect to any matter covered by this Company Release is found hereafter to be other than, or different from, the facts now believed by any of the parties to be true, each of the parties expressly accepts and assumes the risk of such possible difference in fact and agrees that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

3.
No Pending Actions.  The Company represents that it does not presently have on file any complaint, charge or claim (civil, administrative or criminal) against the Employee in any court or administrative forum, or before any governmental agency or entity.  The Company represents that it will not hereafter file any complaints, charges or claims (civil, administrative or criminal) against the Employee with any administrative, state, federal or other governmental entity, agency, board or court with respect to the claims released in Section 1 above.

4.
No Admission of Liability.  The Company understands and agrees that neither the execution of this Company Release nor the performance of any term hereof shall constitute or be construed as an admission of any liability whatsoever by either the Company or the Employee, as both the Company and the Employee have consistently taken the position that it/she has no liability whatsoever to the other.

The date indicated and the Company’s signature below acknowledge its review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Company Release.

IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has executed this Company Release.

Harman International Industries, Inc.

By:
Title:                                                                   Date